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                                                                    EXHIBIT 4.17

ACCESS INDEMNITY AND INSURANCE DEED                        ALLEN ALLEN & HEMSLEY

ACCESS INDEMNITY AND INSURANCE DEED

JAMES HARDIE INDUSTRIES LIMITED

ALLEN ALLEN & HEMSLEY
The Chifley Tower
2 Chifley Square
Sydney NSW 2000
Australia
Tel 61 2 9230 4000
Fax 61 2 9230 5333

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ACCESS INDEMNITY AND INSURANCE DEED                        ALLEN ALLEN & HEMSLEY

DATE
            [Date]
PARTIES

      1. JAMES HARDIE INDUSTRIES LIMITED (ACN 000 009 263) incorporate in New South Wales of Level 8, 65 York Street, Sydney NSW 2000 ("COMPANY");

            FOR THE BENEFIT OF:

      2.    [NAME] of [Address] ("COVENANTEE").

RECITALS

      A The Constitution of the Company authorises it to grant an indemnity to the directors and other officers of the Company.

      B     The Covenantee is a director or alternate director of the Company.

      C The Company and the Covenantee agree to enter into this Deed, to grant an indemnity to the Covenantee which will continue after the expiry of his period of office, and to specify the Covenantee's rights to be insured and to obtain access to the Books of the Company.

IT IS AGREED as follows.

1.    DEFINITIONS AND INTERPRETATION

1.1   DEFINITIONS

      In this Deed, the following words have the following meanings unless otherwise required by the context or subject matter:

      AMENDMENT DATE means the effective date of the amendments to the Company's Constitution, as approved by its members at its general meeting on 13 July 2000.

      APPOINTMENT DATE means the date the Covenantee became an Officer, having consented to act in that capacity.

      ASIC means the Australian Securities and Investments Commission.

      BOARD means the board of directors of the Company.

      BOOKS has the meaning set out in section 9 of the Corporations Law.

      CLAIM means any claim made or proceedings brought against the Covenantee or any inquiry by a Governmental Agency in which the Covenantee becomes involved or is required to appear, in each case, in the Covenantee's capacity as a director of the Company or any of its related bodies corporate.

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ACCESS INDEMNITY AND INSURANCE DEED                        ALLEN ALLEN & HEMSLEY

      DELIBERATIONS includes meeting of, and communications or discussions between, members of the Board, and committees on which members of the Board sit, and any decisions, resolutions or directives made at those meetings or discussions.

      DOCUMENT means any of the following:

      (a)   a document as defined in section 9 of the Corporations Law:

      (i)   delivered to members of the Board for use in Deliberations;

      (ii)  used in Deliberations or referred to in Deliberations; or

      (iii) which is reasonably material to Deliberations;

      (b) any written advice or opinion from a solicitor or barrister addressed to both an Officer and the Company;

      (c) any written advice or opinion from a solicitor or barrister where the advice or opinion is expressed to be for the benefit of or to be relied on by any Officer, either as an Officer or in their personal capacity, even if the advice or opinion is addressed only to the Company;

      (d) a document as defined in section 9 of the Corporations Law which is referred to or mentioned in any document referred to in paragraphs
            (a), (b) or (c) above.

      GOVERNMENTAL AGENCY means any government or any governmental, semi-governmental, or judicial entity or authority. It also includes any self regulatory organisation established under statute, any stock exchange or any committee of any state, territory or national parliament of any jurisdiction,

      OFFICER has the meaning given in section 9 of the Corporations Law.

      PERSON has the meaning as appears in section 9 of the Corporations Law.

      SUBSIDIARY means a body corporate, all the issued share capital of which is held directly or indirectly by the Company (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

1.2   INTERPRETATION

      Headings are for convenience only and do not affect interpretation. The following rules of interpretation apply unless the context requites otherwise.

      (a) A reference to the COMPANY includes the company's administrators, liquidators, receivers, receivers and managers, representatives, and successors.

      (b) A reference to the COVENANTEE includes the Covenantee's estate, administrators, executors and personal representatives.

      (c) A reference to any LEGISLATION or to any provision of any legislation includes any modification or re-enactment of it, any legislative provision substituted for it and all regulations and statutory instruments issued under it.

      (d)   The singular includes the plural and conversely.

      (e)   A gender includes all genders.

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ACCESS INDEMNITY AND INSURANCE DEED                        ALLEN ALLEN & HEMSLEY

      (f)   A reference to CLAUSE is to a clause of this Deed.

      (g) The use of INCLUDE, INCLUDES or INCLUDING does not limit what else might be included.

      (h) Words or phrases having a particular meaning for the purposes of the Corporations Law have the same meaning in this Deed.

2.    ACKNOWLEDGEMENT BY COMPANY

      The Company provides the indemnity, allows the access to the Books of the Company and incurs the other obligations under this Deed in consideration for the Covenantee agreeing to act, or continue to act, as the case may be, as an Officer of the Company.

3.    DUTIES OF COVENANTEE

      On and from the Appointment Date the Covenantee must carry out the duties of his or her office in accordance with all applicable laws.

4.    INDEMNITY

4.1   INDEMNITY

      To the extent permitted by law and without limiting the powers of the Company, the Company indemnifies the Covenantee from and against all liabilities which result directly or indirectly from facts or circumstances, whether arising before, on or after the Amendment Date, relating to the Covenantee serving or having served in his or her capacity as an Officer of the Company or a related body corporate of the Company (as defined in the Corporations Law):

      (a)   to any person, other than:

            (i)   a liability owed to the Company or a related body corporate;
                  or

            (ii) a pecuniary penalty order or compensation order under the Corporations Law; or

            (iii) a liability that is owed to someone (other than the Company or a related body corporate) and did not arise out of conduct in good faith,

      (but this paragraph (a) does not apply to legal costs);

      (b) for legal costs incurred by the Covenantee in defending or resisting proceedings for a liability if the costs are incurred other than:

            (i) in defending or resisting civil proceedings in which the Covenantee is found to have a liability for which they could not be indemnified under paragraph (a); or

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ACCESS INDEMNITY AND INSURANCE DEED                        ALLEN ALLEN & HEMSLEY

            (ii) in defending or resisting criminal proceedings in which the Covenantee is found guilty; or

            (iii) in defending or resisting proceedings brought by ASIC or a liquidator for a court order if the grounds for making the order are found by the court to be established; or

            (iv) in connection with proceedings for relief to the Covenantee under the Corporations Law in which the court denies relief to the Covenantee.

      Clause 4.1(b)(iii) does not apply to costs incurred by the Covenantee in responding to actions brought by ASIC or a liquidator as part of an investigation, before commencing proceedings for the court order.

4.2   SEPARATE LEGAL REPRESENTATION

      If, in respect of a Claim, the Company elects to conduct the litigation under Clause 8.6, then the Company may decide, with proper regard to the interests of the Covenantee, to indemnify or refuse to indemnify (subject to Clause 8.1) the Covenantee with respect to any separate legal or other representation engaged by the Covenantee to advise or assist with the Covenantee's participation in the Claim.

4.3   IMPACT OF TAXATION - COMPULSORY GROSSING UP

      The amount of any indemnity payment to the Covenantee must be calculated having regard to the impact of taxation laws on the Covenantee in relation to any payment required to be made by, or to, the Covenantee, with the intention of ensuring that the Covenantee is placed in the same after tax position as if the liability to which the indemnity payment relates had not been incurred. In particular, and to the extent necessary to achieve this intention, an indemnity payment required to be made to the Covenantee under Clause 4.1 must be grossed up for any income tax incurred by the Covenantee in respect of it (after taking into account any allowable deductions available to the Covenantee in respect of the liability to which the indemnity payment relates).

4.4   GST GROSS UP

      If all or part of any payment made under this Deed is the GST exclusive consideration for a taxable supply for GST purposes, the person making the payment must pay to the recipient an additional amount equal to that payment (or part) multiplied by the appropriate rate of GST (which is currently 10%).

4.5   PAYMENT

      The Company shall within 14 days of a written demand from the Covenantee made from time to time pay the Covenantee the amount which is payable under this Deed. A demand made by the Covenantee under this Clause shall contain reasonable details of the amounts payable by the Company.

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ACCESS INDEMNITY AND INSURANCE DEED                        ALLEN ALLEN & HEMSLEY

4.6   REPAYMENT

      The Covenantee undertakes to repay the Company any amount paid by the Company under Clause 4.5 if, and only to the extent that:

      (a) a court of competent jurisdiction determines that the Covenantee is not entitled to be indemnified by the Company for such liabilities; or

      (b) the Covenantee receives payment under a contract of insurance procured by the Company or any other person in respect of those liabilities or the insurer has paid, discharged and satisfied those liabilities directly; or

      (c) the Company pays an amount to the Covenantee in excess of the amount actually payable by way of indemnity under Clause 4.1 or under the indemnity set out in the Company's constitution.

4.7   INDEMNITY GIVEN IN ADDITION TO ANY OTHER INDEMNITY

      The indemnity under this Deed is given to the Covenantee in addition to any other indemnity given by the Company to the Covenantee whether by way of agreement, under the Company's constitution, by statute or otherwise, but nothing in this Deed requires the Company to pay more than once in respect of any Claim.

4.8   INDEMNITY AFTER COVENANTEE CEASES TO BE AN OFFICER

      The indemnity given by the Company under this Deed shall be in force and shall continue for 7 years from the date from which the Covenantee ceases to be an Officer and during that period it shall be irrevocable and shall not be affected by:

      (a)   any intermediate payments, settlement of accounts or payment;

      (b)   laches, acquiescence or delay on the part of the Covenantee;

      (c)   the death, bankruptcy, insolvency or liquidation of any Person; or

      (d) any other thing or matter which might otherwise affect it whether in law or equity.

5.    COMPANY TO PAY INSURANCE PREMIUM

      (a) The Company agrees to procure and pay the premium for and maintain in full force and effect a contract of insurance from an established and reputable insurer, or, if appropriate, through a properly established and maintained self-insurance program, which insures the Covenantee against all liabilities incurred by the Covenantee directly or indirectly as an Officer of the Company or a related body corporate, provided that:

            (i) the provisions of the Corporations Law including, but not limited to, Part 2D.2 is complied with in regard to the above; and

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ACCESS INDEMNITY AND INSURANCE DEED                        ALLEN ALLEN & HEMSLEY

            (ii) the liability does not arise out of conduct involving a wilful breach of duty to the Company or to a related body corporate or a contravention of sections 182 or 183 of the Corporations Law.

      (b) The insurance contract referred to in paragraph (a) must provide insurance against liability for costs and expenses incurred by the Covenantee in defending or resisting proceedings, whether civil or criminal and whatever their outcome.

      (c) Unless the Company agrees otherwise, the insurance contract referred to in paragraph (a) will contain a provision waiving all rights of subrogation or action by the Covenantee against the Company.

      (d) If a notice has been given to the insurer as referred to in Clause 8, the Company must take all steps reasonably necessary or desirable in order to cause the insurer to pay to the Covenantee all amounts payable under the contract of insurance in connection with any claim or proceeding against the Covenantee.

      (e) The Company must provide to the Covenantee a copy of all contracts of insurance procured by the Company pursuant to this clause which insure the Covenantee within 30 days of request by the Covenantee.

      (f) The Company will use its best endeavours to ensure that it does not do anything which will

            (i) render void any contract of insurance maintained under this Clause; or

            (ii) entitle an insurer of such a contract of insurance to refuse the payment of a claim or to reduce the amount of the claim being paid.

6.    INSURANCE AFTER COVENANTEE CEASES TO BE AN OFFICER

6.1   DURATION OF INSURANCE

      The obligations of the Company referred to in Clause 5 shall continue for 7 years from the date from which the Covenantee ceases to be an Officer of the Company.

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ACCESS INDEMNITY AND INSURANCE DEED                        ALLEN ALLEN & HEMSLEY

6.2   SAME COVERAGE

      If the Covenantee has ceased to be an Officer of the Company, a contract of insurance procured by the Company pursuant to Clause 5 and the previous paragraph must provide insurance to the same extent and in relation to the same liabilities as contracts of insurance procured and paid for by the Company for the benefit of other persons who are, at the time the contracts of insurance are procured pursuant to this clause, Officers, or if there are no such contracts of insurance then to the same extent and in relation to the same liabilities as the contract of insurance applicable to the Covenantee immediately prior to ceasing to be an Officer.

7.    DISCLOSURE IN DIRECTORS' REPORT

      The Covenantee and the Company agree that, subject to any exception provided for in the Corporations Law or granted or approved by ASIC, full particulars of the Company's indemnities and insurance premiums in relation to the Covenantee will be included each year in the Directors' report in compliance with the requirements of the Corporations Law.

8.    NOTIFICATION AND CONDUCT OF CLAIMS

8.1   OBLIGATIONS ON COVENANTEE

      When the Covenantee wishes to obtain the benefit of this indemnity, the Covenantee must:

      (a) give notice to the Company promptly upon becoming aware of any Claim or any circumstances which give rise or could give rise to a Claim;

      (b) take such reasonable action as the Company requests to avoid, dispute, resist, bring an appeal on, compromise or defend any Claim or any adjudication of any Claim;

      (c) not settle or compromise any Claim or make any admission of liability or payment in relation to any Claim without the prior written consent of the Company which must not be unreasonably withheld; and

      (d) upon request by the Company, render all reasonable assistance and co-operation to the Company in the conduct of the Claim, including providing the Company with any documents, authorities and directions that the Company may reasonably require.

      The Covenantee is entitled to be reimbursed by the Company for actual costs reasonably incurred by the Covenantee in taking action pursuant to Clause 8.1.

8.2   LIMIT ON COVENANTEE'S OBLIGATIONS

      If the Covenantee complies with Clause 8.1(a) and either the Company fails to make a

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ACCESS INDEMNITY AND INSURANCE DEED                        ALLEN ALLEN & HEMSLEY

      payment in respect of the indemnity set out in Clause 4.1 or refuses to acknowledge that it is liable to indemnify the Covenantee in respect of the Claims under Clause 4.1, then the Covenantee is not obliged to comply with Clauses 8.1(b), (c) or (d).

8.3   NOTIFICATION OF INSURER

      If the Covenantee gives a notice under Clause 8.1 to the Company, the Company must promptly give to the insurer referred to in Clause 5 a written notice in substantially the same terms and which complies with the terms and conditions of the insurance contract procured by the Company.

8.4   OBLIGATIONS ON COMPANY TO NOTIFY COVENANTEE

      The Company must notify the Covenantee in writing as soon as reasonably practicable after becoming aware of any Claim or circumstances which give rise or could give rise to a Claim, including if any Claim is threatened or made against the Company which may result in the Claim being made against the Covenantee.

8.5   RELIEF FOR THE COMPANY

      If, in relation to a Claim, and subject to Clause 8.2, the Covenantee has failed to perform an obligation under Clause 8.1 to the material prejudice of the Company in relation to that Claim, the Company is relieved from each and every obligation owed under this Deed in respect of the Claim to the Covenantee.

8.6   CONDUCT OF LITIGATION WHERE THE COMPANY ADMITS LIABILITY

      If the Company:

      (a) acknowledges and gives written notice to the Covenantee that it is liable to indemnify the Covenantee in respect of a Claim under Clause 4.1;

      (b) provides adequate security for all legal and other costs in connection with the defence of that Claim and any related proceedings and pays such costs as they arise;

      (c) satisfies, and continues to satisfy, the Covenantee of its financial ability to indemnify the Covenantee; and

      (d) obtains legal advice from senior counsel experienced in the relevant area that there is a reasonable prospect of successfully defending that Claim and Counsel remains of that view,

      the Company shall be entitled to conduct the defence of such a Claim under its sole management and control and at its sole cost and, for that purpose, to institute such legal and other proceedings (including cross-claims) in the name of the Covenantee as it thinks fit. However:

      (e) the Company will have regard to the principle that the reputation of the Covenantee should not be unnecessarily injured; and

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ACCESS INDEMNITY AND INSURANCE DEED                        ALLEN ALLEN & HEMSLEY

      (f) the Company must not settle that Claim without the prior written approval of the Covenantee, or instruct the Covenantee to do so, unless the Company has first satisfied the Covenantee that moneys are available to pay the settlement amount.

      For so long as the Company is entitled to conduct the defence of a Claim, the Covenantee must promptly render all reasonable assistance and co-operation to the Company in the conduct of the relevant proceedings.

9.    MAINTENANCE OF AND ACCESS TO DOCUMENTS

9.1   MAINTENANCE OF DOCUMENTS

      The Company must keep and maintain in chronological order a complete set of all Documents relating to the period of time the Covenantee is an Officer of the Company or a related body corporate. The company secretary from time to time of the Company will have the responsibility of maintaining this set of Documents and ensuring that the Documents are kept in safe and secure custody.

9.2   ACCESS TO DOCUMENTS

      (a) The Covenantee may, while being an Officer of the Company, inspect the Books of the Company (other than its financial records) at all reasonable times for the purposes of a legal proceeding or any ASIC or liquidator investigation:

            (i)   to which the Covenantee is a party; or

            (ii)  that the Covenantee proposes in good faith to bring; or

            (iii) that the Covenantee has reason to believe will be brought against him or her.

      (b) The Covenantee may, while being an Officer of the Company, inspect its financial records at all reasonable times.

      (c) The Covenantee may, for a period of 7 years after ceasing to be an Officer of the Company, inspect the Books of the Company (including its financial records) at all reasonable times for the purposes of a legal proceeding or any ASIC or liquidator investigation:

            (i)   to which the Covenantee is a party; or

            (ii)  that the Covenantee proposes in good faith to bring; or

            (iii) that the Covenantee has reason to believe will be brought against him or her.

      (d) The Covenantee may make copies of the Books (including financial records) for the purposes of the legal proceeding or investigation referred to above.

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ACCESS INDEMNITY AND INSURANCE DEED                        ALLEN ALLEN & HEMSLEY

9.3   REQUEST FOR ACCESS

      If the Covenantee wishes to have access to the Books under Clause 9.2, the Covenantee must deliver to the company secretary from time to time of the Company a written request for such access. A request may specify particular documents which the Covenantee wishes to have access to or the request may specify documents by reference to type, date or by a general description. A request must include reasons for or the purpose for which the Covenantee wishes to have access to the Books.

9.4   RESPONSIBILITY OF COMPANY SECRETARY

      The Company must ensure that the company secretary from time to time of the Company will have the responsibility of:

      (a) making arrangements with the Covenantee for the giving of access to the Books of the Company;

      (b) ensuring that following receipt of a written request for access pursuant to Clause 9.3 above, access to the Books of the Company under Clause 9.2 above is given within 14 days of receipt of the request, or such other period as the Covenantee and the company secretary agree; and

      (c) reporting to the Board all requests for access received by the company secretary pursuant to Clause 9.3 above.

9.5   REFUSAL OF ACCESS

      The Company may instruct the company secretary of the Company that he or she must, on the instructions of the Board, refuse access by the Covenantee if:

      (a) access is inconsistent with the Covenantee's obligations in this Deed;

      (b) access may cause waivers of the Company's or a related body corporate's legal professional privilege attaching to those Documents and access is requested by the Covenantee at a time during which the Covenantee and the Company or any of its related bodies corporate are involved or potentially involved, as determined by the Company acting in good faith, against each other.

9.6   RESOURCES

      The Company must provide the company secretary with adequate resources to discharge his responsibilities under this Clause 9.

10.   RIGHT TO KEEP DOCUMENTS

      Subject to Clause 11, the Company acknowledges that the Covenantee may keep and retain possession of any Document given or delivered to the Covenantee during the time that the Covenantee is an Officer unless:

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ACCESS INDEMNITY AND INSURANCE DEED                        ALLEN ALLEN & HEMSLEY

      (a) the Company reserved its right to recall the Document when the Document was delivered or given to the Covenantee and the Company has in fact recalled the Document;

      (b) conditions regarding possession or disposal of the Document were attached to the Document when the Document was delivered or given to the Covenantee, in which case those conditions shall have effect according to their terms; or

      (c) the Document is the property of a Subsidiary, in which case the Covenantee must return the Document and all copies of it to the Subsidiary upon the Covenantee ceasing to be an Officer.

11.   PRESERVATION OF CONFIDENTIALITY AND LEGAL PROFESSIONAL PRIVILEGE

11.1  CONFIDENTIALITY

      The Covenantee must keep confidential all confidential information contained in a document or other material included in the Books of the Company which the Covenantee has had access to or which the Covenantee possesses and the Covenantee must not divulge or release that information to any person other than in the course of seeking legal advice or as authorised in writing by the Company or as required by an order of a Court.

11.2  LEGAL PROFESSIONAL PRIVILEGE

      If a document or other material included in the Books of the Company which the Covenantee has access to or which the Covenantee possesses is the subject of legal professional privilege to the benefit of both the Company and the Covenantee, the Covenantee must not do any act or thing or omit to do any act or thing which act or thing or omission will cause that privilege to be waived, extinguished or lost.

11.3  NO LIMITATION

      Clauses 11.1 and 11.2 shall not be taken to derogate from or to limit any duty owed by the Covenantee to the Company.

12.   OTHER RIGHTS

      The benefits and rights provided or in favour of the Covenantee under this Deed shall be construed separately from and shall not derogate from any other rights which the Covenantee may have under any law, the Constitution of the Company, or otherwise and shall continue in force and effect during the period referred to in Clause 4.7 notwithstanding any of the events mentioned in that clause.

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ACCESS INDEMNITY AND INSURANCE DEED                        ALLEN ALLEN & HEMSLEY

13.   GOVERNING LAW

      This document is governed by, and is to be interpreted in accordance with, the laws of New South Wales, The parties submit to the non-exclusive jurisdiction of the courts exercising jurisdiction there.

14.   SEVERANCE

      If any part, being a word, sentence, paragraph or otherwise, of this document is, or becomes, void or unenforceable, that part is, or will be, severed from this document so that all parts that are not, or do not become, void or unenforceable remain in full force and effect and are unaffected by that severance.

15.   NOTICES

      Any notice given under this Deed:

      (a) must be in writing addressed to the intended recipient at the address shown below:

      (c)   THE COMPANY:

            James Hardie Industries Limited
            65 York Street
            Sydney NSW 2000
            Attention: Company Secretary
            Fax: 9262 5758

            THE COVENANTEE:

            [Name]
            [Address]

            or the address last notified by the intended recipient to the sender;

      (d)   must be signed by a person duly authorised by the sender, and

      (e) will be taken to have been given when delivered, received or left at the above address. If delivery or receipt occurs on a day when business is not generally carried on in the place to which the notice is sent, or is later than 4pm (local time), it will be taken to have been duly given at the commencement of business on the next day when business is generally carried on in that place.

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ACCESS INDEMNITY AND INSURANCE DEED                        ALLEN ALLEN & HEMSLEY

16.   NO WAIVER

      No failure to exercise and no delay in exercising any right, power or remedy under this Deed will operate as a waiver. Nor will any single or partial exercise of any right, power or remedy preclude any other or further exercise of that or any other right, power or remedy.

17.   AMENDMENT

      This Deed may be amended only by another deed executed by all parties.

EXECUTED and DELIVERED as a deed.

JAMES HARDIE INDUSTRIES          )
LIMITED                          )
                                 )
__________________________________        ______________________________________
Signature                                 Signature

__________________________________        ______________________________________
Name                                      Name

__________________________________        ______________________________________
Director                                  Secretary
SIGNED SEALED and DELIVERED      )
by                               )
in the presence of:              )        ______________________________________
                                          Signature

__________________________________        ______________________________________
Witness                                   Name

__________________________________
Print name

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